EXHIBIT 99.01

Harbor Acquisition Corporation and Elmet Technologies, Inc.

Announce Elmet’s Second Quarter and First Half 2007 Results, the Investment in A New

Production Line, and New Product Development Efforts

Boston, MA and Lewiston, ME, August 16, 2007 — Harbor Acquisition Corporation (AMEX: HAC, HAC.U, HAC.WS) (“Harbor”) and Elmet Technologies, Inc. (“Elmet”), announced the financial results for Elmet’s second quarter and first six months ended July 1, 2007.

Elmet is a privately-held, fully-integrated manufacturer of custom designed and engineered advanced enabling materials (“AEM”) products that are manufactured primarily with molybdenum and tungsten. On October 17, 2006, Harbor and Elmet announced they signed a definitive agreement for Harbor to acquire Elmet.  Following consummation of the acquisition, Elmet’s current management team, led by John S. Jensen, CEO, will continue to lead the organization and the combined company will change its name to Elmet Technologies Corporation.

“Elmet showed continued strength in our sales and backlog of AEM products in the first six months of 2007,” commented Mr. Jensen, CEO of Elmet. “We are continuing to invest in new products, sales and marketing and manufacturing improvements directed at growing our AEM product line.  These investments have resulted in a 9.5% increase in AEM sales in the first six months of 2007 to both new and existing customers.   While our AEM revenue may vary quarter to quarter due to the timing of orders, we currently expect our AEM business will experience double digit growth for the full years 2007 and 2008.”

“Our contract lighting business caused a drag on revenues and earnings due to a decrease in volume resulting from weaker customer demand of incandescent filaments, a contractual reduction in price and an increase in raw material costs,” stated Mr. Jensen. “We currently expect that in the second half of 2007 we will renegotiate our most significant lighting customer’s sales contract, which expires on December 31, 2008.”

New Production Line and New Product Development Efforts

In order to meet the anticipated demand for its AEM products, Elmet announced that over $3.5 million is being invested to build and install a new automated production line at its Lewiston, Maine facility.  This new line is expected to be operational in the first quarter of 2008 and to have the capacity to produce incremental revenues of $16.0 to $20.0 million annually.

In addition, Elmet continues development of its molybdenum rotary and flat targets and has received a prototype order to develop a consumable molybdenum rotary product for the flat panel display market.  Customer projections indicate that the total market for this type of new consumable molybdenum rotary product could be $10.0 to $12.0 million over the next three years.

Elmet also continues to develop and test a proprietary alloy filament that Elmet believes could, if successfully developed, replace the current standard incandescent filament.  Elmet believes that the alloy would last longer than currently available incandescent filaments and consume less energy.  Mr. Jensen stated, “While this product is still in the very early stages of development and is not currently included in our forecasts, it is an example of how we believe that we may be able to expand our presence in existing markets by utilizing our expertise in AEM technology to develop more efficient and advanced products.”

Second Quarter of 2007 Results

Sales for the second quarter of 2007 increased to $14.6 million from $14.1 million for the second quarter of 2006, primarily as a result of increased sales of AEM products, which were partially offset by a reduction in sales of contract lighting products.

Sales of AEM products increased to $9.6 million for the second quarter of 2007 from $9.2 million for the second quarter of 2006, primarily due to continued growth in demand for products used in the medical, semi-conductor, and furnace markets.

Contract sales, consisting of sales of lighting products under a supply agreement, decreased to $2.5 million for the second quarter of 2007 from $2.6 million for the second quarter of 2006, primarily due to weaker demand for these products and a contractual reduction in price.

Sales of purchased products increased to $2.5 million for the second quarter of 2007 from $2.3 million for the second quarter of 2006.

Gross profit decreased to approximately $4.2 million or 28.6% of revenue for the second quarter of 2007 from $4.5 million, or 31.8% of revenue for the second quarter of 2006.  The decline in gross profit was due to a mix shift to slightly lower margin products, increased raw material costs, and decreased demand and lower prices for contracted lighting products.

Elmet’s selling, general and administrative expenses increased to $1.5 million for the second quarter of 2007 from approximately $1.1 million for the second quarter of 2006.  This increase reflects increased depreciation expense associated with the new ERP system and an increase in sales and marketing expense to support the global growth plan.

Net income decreased to $1.2 million for the second quarter of 2007 from $1.6 million for the second quarter of 2006, primarily as a result of increased cost of sales and increased selling, general and administrative expenses as explained above.

Backlog as of July 1, 2007 was $12.5 million, compared to $11.5 at the end of the first quarter of 2007.  Backlog consists primarily of purchase orders received for products deliverable within 90 days.  Backlog should not be relied upon as indicative of Elmet’s revenues for any future period.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is a non-GAAP measure, for the second quarter of 2007 excluding non-recurring expenses related to the proposed transaction with Harbor, as well as expenses associated with the enterprise software system, decreased to $3.8 million compared to $4.2 million for the second quarter of 2006.  The decrease in adjusted EBITDA was primarily attributable to a mix shift to slightly lower margin products, increased raw material costs, increased SG&A expense and decreased demand and lower prices for contracted lighting products.

First Six Months of 2007 Results

Sales for the first half of 2007 increased to $29.1 million from $28.5 million for the first half of 2006, primarily as a result of increased sales of AEM products, which were partially off-set by a reduction in sales of contract lighting products.

Sales of AEM products increased to $19.6 million for the first half of 2007 from $17.9 million for the first half of 2006, an increase of approximately 9.5%, primarily due to continued growth in demand for products used in the medical, semi-conductor and furnace markets.

Contract sales, consisting of sales of lighting products under a supply agreement, decreased to $5.0 million for the first half of 2007 from $6.3 million for the first half of 2006, a decrease of 20.6%, primarily due to weaker demand for the incandescent products and a reduction in the price under a supply agreement.

Sales of purchased products increased to $4.5 million for the first half of 2007 from $4.4 million for the first half of 2006.

Gross profit decreased to approximately $9.1 million or 31.4% of revenue for the first half of 2007 from $9.3 million, or 32.4% of revenue for the first half of 2006. The decline in gross profit was due to a mix shift to slightly lower margin products, decreased demand and lower prices for contracted lighting products and increased raw material costs.

Elmet’s selling, general and administrative expenses increased to $3.6 million for the first half of 2007 from approximately $2.4 million for the first half of 2006, primarily as a result of costs associated with the sale of Elmet to Harbor, increased sales and marketing expense, as well as increased depreciation expense associated with the new ERP system.

Net income decreased to $2.4 million for the first half of 2007 from $3.2 million for the first half of 2006, primarily as a result of increased cost of sales and increased selling, general and administrative expenses as explained above.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding non-recurring expenses related to the proposed transaction with Harbor, as well as expenses associated with the enterprise software system decreased to $8.1 million for the first half of 2007 compared to $8.3 million for the first half of 2006.  The decrease in adjusted EBITDA was primarily attributable to a mix shift to slightly lower margin products, decreased demand and lower prices for contracted lighting products, increased raw material costs and increased SG&A expense.

The table below reconciles Elmet’s unaudited adjusted EBITDA (as described in the preceding paragraph) to Elmet’s net income (loss) from continuing operations for the quarters ended July 2, 2006 and July1, 2007.

(in thousands)
	Three Months Ended July 2,		Six Months Ended July 2,
	2006	2007	2006	2007

Net income (loss)	$1,577	$1,184	$3,160	$2,372

Interest expense	697	546	1,341	1,299

Depreciation & amortization	616	926	1,232	1,773

Provision for income taxes	1,152	930	2,364	1,880

Transaction related expenses and systems implementation costs(1)	$203	$205	$203	$794

Adjusted EBITDA	$4,245	$3,791	$8,300	$8,118

(1)             Includes (i) professional service fees and expenses for the transactions described in Harbor proxy statement, and (ii) implementation expenses paid to information technology consultants and temporary employees for installing and debugging Elmet’s enterprise software system.

About Elmet Technologies, Inc.

Originally founded in 1929, Elmet became an independent company in early 2004 when its current CEO Jack Jensen led the management buyout of Elmet from its former parent, Philips Electronics North America Corporation. Under Jensen and his management team, Elmet has enjoyed growth by providing innovative refractory metal solutions to OEMs serving such industries as data storage, semiconductor, medical, electronics and lighting.  Elmet now employs approximately 240 personnel, including highly-skilled sales, design, engineering, and production professionals at its Lewiston, Maine headquarters. Elmet’s products are typically custom-engineered components used in products such as medical imaging devices, silicon wafer chip manufacturing equipment, and specialty commercial and residential lighting applications.

About Harbor Acquisition Corporation

Based in Boston, Harbor is a publicly traded, special purpose acquisition corporation (“SPAC”) formed to acquire a company in the industrial or consumer products sectors. The contemplated transaction is subject to shareholder approval, along with certain regulatory approvals including the filing of a proxy statement with the Securities and Exchange Commission.  Upon completion of the transaction, Harbor intends to change its corporate name to Elmet Technologies Corporation.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These forward-looking statements are based on current expectations and projections about future events and no party assumes an obligation to update any such forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about Harbor and Elmet that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause our future results to differ from those statements include, but are not limited to, the failure of Harbor’s stockholders to approve the acquisition and the transactions contemplated thereby; the number and percentage of Harbor’s stockholders voting against the acquisition and electing to exercise their redemption rights; changing interpretations of generally accepted accounting principles; costs associated with continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Elmet is engaged; the continued ability of Elmet to successfully execute its business plan involving the proper management of its human resources and assets; demand for the products and services that Elmet provides; Elmet’s customers’ successful development of new products, market acceptance of such products and the use of Elmet’s products in such customers’ new products; the risk that the new production line may not become operational on a timely or profitable basis; the risk that customer demand will not arise at a level necessary to fully deploy the new production line; the risk that Elmet may not be successful in its development of new lighting filament technology or that such technology will not be cost-effective or otherwise accepted by the marketplace; the risk that potential new products may experience delays before they become marketable, or that Elmet may not manufacture such potential products on a profitable basis, if at all; the continued availability of, and changes in pricing for, raw materials used by Elmet; general economic conditions; geopolitical events and regulatory changes; as well as other relevant risks detailed in Harbor’s filings with the Securities and Exchange Commission.

Additional Information

This communication is being made in respect of the proposed transaction involving Elmet, its stockholders and Harbor. In connection with the proposed transaction, Harbor will file with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A for the stockholders of Harbor describing the proposed transaction. Harbor will be filing other documents with the SEC as well.   BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS ARE ADVISED TO READ, WHEN AVAILABLE, HARBOR’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THIS PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION.

The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain a copy of the definitive proxy statement and other documents related to the transaction that are filed with the SEC, without charge, once available, at the SEC’s Internet site (http://www.sec.gov) or by directing a request to Harbor Acquisition Corporation at One Boston Place, Suite 3630, Boston , Massachusetts 02108. As a result of the review by the SEC of the proxy statement, Harbor may be required to make changes to its description of the acquired business or other financial or statistical information contained in the preliminary proxy statement previously filed by Harbor with the SEC.

Harbor and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction with Elmet and its stockholders.   Information regarding Harbor’s directors and executive officers is set forth in Harbor’s final prospectus dated April 27, 2006, and the definitive proxy statement relating to the proposed transaction with Elmet and its stockholders when it becomes available.

Harbor’s final prospectus also contains a description of the security holdings of the Harbor officers and directors and of Ferris Baker Watts, the managing underwriter of Harbor’s initial public offering consummated on May 1, 2006, and their respective interests in the successful consummation of this business combination.

Contact:

Robert Hanks
Chief Executive Officer
Harbor Acquisition Corporation
617.624.8411

or

Devlin Lander
Integrated Corporate Relations
415.292.6855